                                                                 Exhibit 99.4(a)

MULTIOPTION LEGEND
INDIVIDUAL VARIABLE ANNUITY                                                     Fax 651.665.7942              [MINNESOTA LIFE LOGO]
                                                                                Toll Free 1.800.362.3141
MINNESOTA LIFE INSURANCE COMPANY  -  Annuity Services                           In Metro Area 651.665.4877
400 Robert Street North  -  St. Paul, Minnesota 55101-2098                      www.minnesotalife.com

             READ YOUR CONTRACT CAREFULLY - THIS IS A LEGAL CONTRACT

We promise to pay the benefits described by this contract subject to its provisions. We make this promise and issue this contract in consideration of the application for it and the receipt of a Purchase Payment. The Owner and the Beneficiary are as named in the application unless they are changed as provided for in this contract.

            NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 20 DAYS

IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS CONTRACT. IF YOU ARE NOT SATISFIED, YOU MAY RETURN THE CONTRACT TO US OR TO YOUR SALES REPRESENTATIVE WITHIN 20 DAYS OF ITS RECEIPT OR 30 DAYS WHERE REQUIRED. IF YOU EXERCISE THIS RIGHT, YOU WILL RECEIVE THE CONTRACT VALUE OF THIS CONTRACT. WE WILL PAY THIS REFUND WITHIN 7 DAYS AFTER WE RECEIVE YOUR NOTICE OF CANCELLATION.

Signed for Minnesota Life Insurance Company at St. Paul, Minnesota on the Contract Date.

/s/ Dennis E. Prohofsky                                 /s/ Robert L. Senkler
Secretary                                               President


ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE VARIABLE ACCOUNT INFORMATION MAY BE FOUND ON PAGE 4.

AMOUNTS WITHDRAWN, SURRENDERED, APPLIED TO PROVIDE ANNUITY PAYMENTS, OR TRANSFERRED FROM THE GUARANTEED TERM ACCOUNT PRIOR TO THE RENEWAL DATE MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. THE MARKET VALUE ADJUSTMENT MAY INCREASE OR DECREASE THE VALUES AVAILABLE IN THIS CONTRACT. THE MARKET VALUE ADJUSTMENT INFORMATION MAY BE FOUND ON PAGE 8.

INFORMATION ON THE DEFERRED SALES CHARGE MAY BE FOUND ON PAGES 7 AND 8.

     -    FLEXIBLE PAYMENT DEFERRED VARIABLE ANNUITY CONTRACT

     -    FIXED OR VARIABLE ANNUITY PAYMENT BENEFITS

     -    A NONPARTICIPATING CONTRACT

06-70139

CONTRACT INDEX

Alphabetical Index to the Provisions of Your Contract

                                                           PAGE
Allocation of Purchase Payments                              6
Amount Payable at Death                                     13
Annuity Payment Benefits                                    11
Assignment                                                   5
Beneficiary                                                  2
Contract Charges                                             7
Contract Value                                               8
Death Benefits                                              13
Definitions                                                  2
General Provisions                                           4
Market Value Adjustment                                      8
Misstatement                                                 4
Purchase Payments                                            6
Transfer Provisions                                          9
Transfers                                                    9
Withdrawal and Surrender                                    10

                       MULTIOPTION LEGEND VARIABLE ANNUITY
            YOUR CONTRACT INFORMATION - EFFECTIVE [NOVEMBER 1, 2006]

CONTRACT NUMBER:  [123456]                                                            CONTRACT DATE:  [November 1, 2006]

OWNER:  [John Doe]                                                                    MATURITY DATE:  [November 1, 2056]

JOINT OWNER:                                                                           JURISDICTION:  [Your State]

ANNUITANT:  [John Doe]                                            GENDER:  [M]        DATE OF BIRTH:  [November 1, 1971]

JOINT ANNUITANT:                                                  GENDER:             DATE OF BIRTH:

PLAN: [Non-Qualified]                                                              INITIAL PURCHASE PAYMENT: [$10,000]

GUARANTEED INTEREST ACCOUNTS:

     DOLLAR COST AVERAGING (DCA) FIXED ACCOUNT OPTIONS:                                          [6 months and 12 months]
     GUARANTEED TERM ACCOUNT - CURRENT GUARANTEE PERIOD(S):                                      [5, 7, and 10 years]
     FIXED ACCOUNT (ONLY AVAILABLE FOR FIXED ANNUITY PAYMENTS)

GUARANTEED INTEREST ACCOUNTS GUARANTEED MINIMUM ANNUAL INTEREST RATE:                            2.00% during the first
                                                                                                 10 Contract Years and
                                                                                                 3.00% thereafter

VARIABLE ACCOUNT(S):                                                                             Variable Annuity Account

                                            YEARS SINCE PURCHASE PAYMENT
                                            ----------------------------
DEFERRED SALES CHARGE:     0-1      1-2     2-3      3-4      4 AND THEREAFTER
                           ---      ---     ---      ---      ----------------
                           8%       7%      6%       6%                0%

The deferred sales charge is applied to Purchase Payments withdrawn or surrendered from this contract.

ANNUAL MAINTENANCE FEE

A fee of [$30] will be applied on each Contract Anniversary and at surrender when the greater of: (a) Contract Value; or (b) Purchase Payments less withdrawals is less than [$50,000]. The annual maintenance fee will be deducted on a pro-rata basis from the Contract Values in the Variable Account.

TRANSFER CHARGE                                                                  CURRENT            MAXIMUM
                                                                                 -------            -------
A charge deducted from the transfer amount when the frequency of transfers
exceeds twelve per Contract Year.                                                  $0                 $10

CHARGES TO THE VARIABLE ACCOUNT

A daily charge deducted from any portion of the Contract Value allocated to the Variable Account. The deduction is the daily equivalent of the annual percentage shown below:

Administrative Charge:                                                                   [0.15%]
Mortality and Expense Risk Charge prior to Annuity Commencement:                         [1.50%]
Mortality and Expense Risk Charge after Annuity Commencement:                            [1.20%]

OPTIONAL RIDERS AND CHARGES
[None]

DEFINITIONS

ACCUMULATION UNIT

An accounting unit of measure used to calculate the value of a Sub-Account of this contract before Annuity Payments begin.

ANNUITANT

The person named as Annuitant upon whose lifetime Annuity Payment benefits will be determined under this contract. An Annuitant's life may also be used to determine the value of death benefits and to determine the Maturity Date. If the Annuitant is other than the Owner and dies prior to the Annuity Commencement Date, the Owner may name a new Annuitant.

ANNUITY COMMENCEMENT DATE

The date on which Annuity Payments are elected to begin. This may be the Maturity Date or a date you select prior to the Maturity Date.

ANNUITY PAYMENTS

A series of payments for one of the following periods of time: the life of the Annuitant; the life of the Annuitant with a minimum number of payments; joint lifetime and thereafter during the lifetime of the survivor; or, payments for a designated period. Annuity Payments made at regular intervals are due and payable on dates agreed upon between you and us.

ANNUITY UNIT

An accounting unit of measure used to calculate the value of Annuity Payments under a variable Annuity Payment option.

ASSUMED INVESTMENT RETURN ("AIR")

The annual investment return used to determine the initial variable Annuity Payment under this contract. One or more rates may be available for election at the Annuity Commencement Date.

BENEFICIARY

The person, persons or entity designated to receive any death benefit proceeds payable on the death of any Owner prior to the Annuity Commencement Date; or to receive any remaining annuity benefits payable on the death of the Annuitant after the Annuity Commencement Date. Prior to the Annuity Commencement Date the Beneficiary will be the first person on the following list who is alive on the date of death: the Joint Owner (if any), the primary (class 1) Beneficiary, the secondary (class 2) Beneficiary or, if none of the above is alive, to the executor or administrator of your estate.

CONTRACT ANNIVERSARY

The same day and month as the Contract Date for each succeeding year of this contract.

CONTRACT DATE

The effective date of this contract. It is also the date from which we determine Contract Anniversaries and Contract Years.

CONTRACT VALUE

The sum of your values in the DCA Fixed Account, Fixed Account, the Guarantee Periods of the Guaranteed Term Account, and the Sub-Accounts of the Variable Account on any Valuation Date prior to the Annuity Commencement Date.

CONTRACT YEAR

A period of one year beginning with the Contract Date or Contract Anniversary.

DOLLAR COST AVERAGING (DCA) FIXED ACCOUNT

The DCA Fixed Account provides dollar cost averaging (DCA) options that are available for Purchase Payment allocations. Any Purchase Payments allocated to a DCA Fixed Account option will be transferred in approximately equal installments to your selected Sub-Accounts of the Variable Account over a specific time period based on the DCA Fixed Account option elected. Making transfers in this fashion is also known as dollar cost averaging. Amounts allocated to the DCA Fixed Account options are part of our General Account. You may not transfer amounts from the Fixed Account, the Guaranteed Term Account, or the Sub-Accounts to the DCA Fixed Account

FIXED ACCOUNT

The Fixed Account is only available for fixed dollar Annuity Payments. You may not elect to transfer amounts to the Fixed Account. If you elect fixed dollar Annuity Payments, your Contract Value will automatically be transferred to the Fixed Account as of the date we receive your Written Request electing Annuity Payments. For any period prior to the Annuity Commencement Date, interest will be credited on amounts in the Fixed Account at an annual rate at least equal to the guaranteed rate shown on page one. Amounts in the Fixed Account are part of our General Account.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for a Sub-Account of the Variable Account.

GENERAL ACCOUNT

All assets of Minnesota Life other than those allocated to separate accounts established by us. We have exclusive and absolute ownership of the assets of the General Account.

GUARANTEE PERIOD

In the Guaranteed Term Account, a period of one year or more, for which the current interest rate is guaranteed.

GUARANTEED TERM ACCOUNT

A non-unitized separate account providing Guarantee Periods of different lengths. Amounts allocated to the Guarantee Periods of the Guaranteed Term Account are credited with interest rates guaranteed by us for the entire Guarantee Period. The assets of the Guaranteed Term Account are ours and are not subject to claims arising out of any other business of ours.

JOINT ANNUITANT

The person named as Joint Annuitant upon whose life, together with the Annuitant, Annuity Payments may be determined. If Joint Annuitants are named, all references to Annuitant shall mean the Joint Annuitants.

JOINT OWNER

If more than one Owner has been designated, each Owner shall be a Joint Owner of the contract. Joint Owners have equal ownership rights and must both authorize any exercising of those ownership rights unless otherwise permitted by us.

MARKET VALUE ADJUSTMENT ("MVA")

The adjustment made to any amount you withdraw, surrender, apply to provide Annuity Payments, or transfer from the Guaranteed Term Account prior to the Renewal Date. This adjustment may be positive or negative and reflects the impact of changes in applicable interest rates between the time the Purchase Payment, transfer, or renewal is allocated to the Guaranteed Term Account and the time of the withdrawal, surrender, Annuity Payment election or transfer.

MATURITY DATE

The date this contract matures. The Maturity Date will be the first of the month following the later of: (a) the Annuitant's 85th birthday; or (b) ten years after the Contract Date.

OWNER

The person(s) who has (have) all rights under this contract. If your contract names Joint Owners, Owner means both Joint Owners. Any named Owner must be under the age of 91 as of your Contract Date. If your contract allows you to change Owners after the contract is issued, any new Owners must be under the age of 91 at the time of change or addition.

PURCHASE PAYMENTS

Amounts paid to us as consideration for the benefits provided by this contract.

RENEWAL DATE

The first day following the last day of any Guarantee Period in the Guaranteed Term Account. If this date is not a Valuation Date, the renewal will process on the next available Valuation Date.

SUB-ACCOUNT

The subdivisions of the Variable Account to which you may allocate your Purchase Payments or transfers. The assets of the Sub-Accounts are invested in the corresponding Funds.

SURRENDER VALUE

The amount payable to you on surrender of this contract. The Surrender Value is equal to the Contract Value less the annual maintenance fee, if any, and adjusted for any applicable MVA and deferred sales charge.

SWAP RATE

The weekly average of the 'Interest Rate Swap' rates as reported in Federal Reserve Bulletin Release H.15.

VALUATION DATE

Any date on which a Fund is valued.

VALUATION PERIOD

The period between successive Valuation Dates.

VARIABLE ACCOUNT

The separate investment account(s) named on page one and used for this class of contracts under Minnesota law. The Variable Account is comprised of several Sub-Accounts. The assets of the Variable Account are ours and are not subject to claims arising out of any other business of ours.

WE, OUR, US

Minnesota Life Insurance Company.

WRITTEN REQUEST

A written notice, signed by you, in a form approved by or acceptable to us. In some cases, we may require that this contract be sent in with your Written Request.

YOU, YOUR

The person named as the Owner or Joint Owner.

GENERAL PROVISIONS

ENTIRE CONTRACT

This contract, the copy of your application attached to it, and any amendments, endorsements or riders contain the entire contract between you and us. Any statements made in the application either by you or the Annuitant will, in the absence of fraud, be considered representations and not warranties. Any statement made either by you or the Annuitant will not be used to void this contract or defend against a claim under this contract unless the statement is contained in the application. We shall not be liable for any payment based upon information given to us in error or not provided to us.

Any additional rider or agreement attached to this contract will become part of this contract. It will be subject to the terms and conditions of this contract unless we state otherwise in the rider or agreement.

MODIFICATION OF CONTRACT

Modifications to this contract or any waiver of our rights or requirements under this contract can only be made by the written authorization of an officer of Minnesota Life. No representative or other person has the authority to change or waive any provisions of this contract. No modification will adversely affect your rights under this contract unless the modification is made to comply with a law or government regulation. You will have the right to accept or reject such a modification.

CHANGE IN VARIABLE ACCOUNT OPERATION

At our election and subject to any necessary vote by persons having the right to give instructions on the voting of the Fund shares held by the Sub-Accounts, the separate account:

- may be operated as a management company under the Investment Company Act of 1940 or any other form permitted by law;
- may be de-registered under the Investment Company Act of 1940 in the event registration is no longer required; or
-    may be combined with one or more separate accounts.

We also reserve the right, subject to any applicable law, to make certain changes including the right to add, eliminate, or substitute any Fund offered under the contract. Substitution may be with respect to existing Contract Values, future

Purchase Payments and/or future Annuity Payments. No transfer of assets from one separate account to another affecting Owners of contracts delivered in a given state can be made except, where required, with the approval of the Insurance Commissioner of that state.

REPORTS TO OWNERS

At least annually, we will send you a report that will show your Contract Value, a summary of transactions, any fees or charges incurred since the last report, and any other information that may be required. Values will be as of a date within two months of its mailing.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Owner or Annuitant has been misstated, we will adjust the benefits and amounts payable under this contract to those that would have been paid based upon the corrected age or sex. In the case of an overpayment, we may either deduct the required amount from future payments under this contract; or, we may require you to pay us the difference; or we may do both until we are fully repaid. In the case of an underpayment, we will pay the difference in a lump sum.

PROOF OF AGE, SEX, OR SURVIVAL

We may require satisfactory proof of correct age and sex when Annuity Payments begin or when an optional benefit rider is elected. We have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, and how much we must pay any benefits under this contract or optional benefit riders.

DELAY OF PAYMENTS

Generally, we will make payment within seven days from our receipt of the Written Request in a form satisfactory to us. Payment of amounts from the Variable Account may be delayed under certain circumstances. These include:

- a closing of the New York Stock Exchange other than on a regular holiday or weekend;
-    a trading restriction by the Securities and Exchange Commission; or
-    an emergency declared by the Securities and Exchange Commission.

After making written request and receiving written approval from the Insurance Commissioner, where required, we reserve the right to delay payments or transfers from the DCA Fixed Account, Fixed Account, or Guaranteed Term Account for up to six months after we receive your Written Request.

BASIS OF VALUES

A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves for this contract are at least equal to those required by the laws of the state in which this contract is issued.

INCONTESTABILITY

Except for statements made in the application, we will not contest this contract.

ASSIGNMENT

Unless this contract provides otherwise, you may assign all rights to this contract during the lifetime of the Annuitant. We will not be bound by any assignment until we have recorded written notice of it at our home office. We are not responsible for the validity of any assignment. An assignment will not apply to any payment or action made by us before it was recorded.

Any proceeds payable to an assignee will be paid in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment. If this contract is issued pursuant to a retirement plan which receives favorable tax treatments under the provisions of Section 401, 403, 404, 408, 408A, or 457 of the Internal Revenue Code, then it may not be assigned, pledged, or otherwise transferred except under such conditions as may be allowed under applicable law.

CLAIMS OF CREDITORS

To the extent permitted by law, no benefit provided by this contract will be subject to any creditor's claim or process of law.

NON-PARTICIPATING

This contract is non-participating. No dividends will be paid under this contract.

CONTRACT TERMINATION

This contract will terminate on the earliest of these conditions:

-    you withdraw the entire Surrender Value;
-    the Owner dies and any death benefit due has been paid;
-    Annuity Payments cease.

We may, in our discretion, cancel a contract if you do not make any Purchase Payments for a period of two or more full Contract Years and both (a) the total Purchase Payments, less any withdrawals and associated charges, and (b) the Contract Value are less than $2,000. If such a cancellation takes place, we will pay the Contract Value to you.

VOTING RIGHTS

If you have Variable Account accumulation or Annuity Units under this contract, you may direct us with respect to the voting rights of Fund shares held by us and attributable to this contract where shareholder approval is required by law.

PURCHASE PAYMENTS

FLEXIBLE PURCHASE PAYMENTS

Purchase Payments are credited to the contract on the Valuation Date coincident with or next following the day they are received in our home office. If they are received on a day that is not a Valuation Date, those amounts will be credited on the next Valuation Date.

This is a flexible premium contract and you may choose when to make additional Purchase Payments. You may make additional Purchase Payments at any time before the Annuity Commencement Date, while the Owner is still living, and this contract is in force. We may permit your employer to remit Purchase Payments on your behalf. Additional Purchase Payments may not be made during periods in which you are eligible for a withdrawal or surrender without charge due to your confinement in a hospital or medical care facility or in the event you are diagnosed with a terminal illness. Eligibility for these benefits is as defined in the "Withdrawal and Surrender" section of this contract.

AUTOMATIC PAYMENT PLANS

We may permit you to establish an automatic payment plan providing your bank or other financial institution consents to have your Purchase Payments automatically withdrawn from your account and paid directly to us.

PURCHASE PAYMENT LIMITATIONS

Total Purchase Payments may not exceed $2,000,000 for the same Owner or Annuitant without our prior consent. You may have Purchase Payments in only one DCA Fixed Account option at any given time. The initial Purchase Payment is shown on page one. Any subsequent Purchase Payments must be at least $500. These minimums may not apply under certain automatic or group payment plans that may be established and agreed to by us.

DEDUCTIONS FROM PURCHASE PAYMENTS

Generally, there are no deductions made from the Purchase Payments. However, we reserve the right to make a deduction from the Purchase Payments for state premium taxes, where applicable.

ALLOCATION OF PURCHASE PAYMENTS

Purchase Payments are allocated to a DCA Fixed Account option, Guarantee Periods of the Guaranteed Term Account, or the Sub-Accounts of the Variable Account as you direct. However, the DCA Fixed Account options are not available under automatic payment plans. The Fixed Account is not available for Purchase Payment allocations. You may change your allocation for future Purchase Payments by Written Request or by telephone where permitted. Purchase Payments received with incomplete allocation instructions will be returned in full if we cannot credit them within five valuation days after receipt.

DCA FIXED ACCOUNT

Purchase Payments allocated to a DCA Fixed Account option will be transferred in approximately equal installments to the Sub-Accounts of the Variable Account over a specific time period. These transfers allow you to dollar cost average your Purchase Payments to your selected Sub-Accounts. The time period will be based on the DCA Fixed Account option you select. Interest will be credited on amounts in a DCA Fixed Account option at an annual rate at least equal to the guaranteed interest rate shown on page one.

Additional Purchase Payments may be allocated to the DCA Fixed Account option elected and will then be transferred out to the designated Sub-Accounts over the remainder of the existing period. After the end of the period or when all Purchase Payments and interest in the DCA Fixed Account have been transferred out, you may allocate additional Purchase Payments to the same or a different DCA Fixed Account option and a new period will begin.

To the extent permitted by law, we reserve the right at any time to offer DCA Fixed Account options that differ from those shown on page one. We also reserve the right at any time to stop accepting new Purchase Payments for a particular option.

GUARANTEED TERM ACCOUNT

The Guaranteed Term Account provides interest rate Guarantee Periods of different lengths. The Guarantee Periods available on the Contract Date are shown on page one. Interest will be credited at an annual rate at least equal to the guaranteed rate shown on page one. Withdrawals, surrender, amounts applied to provide Annuity Payments, and transfers from Guarantee Periods prior to the Renewal Date may be subject to a Market Value Adjustment.

To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods that differ from those shown on page one. We also reserve the right at any time to stop accepting new Purchase Payments, transfers, or renewals for a particular Guarantee Period.

At the end of the Guarantee Period, you may elect the same Guarantee Period, if available, at the then current interest rate, select a different Guarantee Period, or transfer to the Sub-Accounts of the Variable Account. The Guarantee Period for an allocation may not extend beyond the Maturity Date.

If we do not receive instructions from you prior to the Renewal Date of each Guarantee Period, we will select a Guarantee Period which will be the same as the one which has just expired. The interest rate applicable to the new Guarantee Period may be higher or lower than the interest rate that was credited to the expired Guarantee Period. If, at the time of renewal, a Guarantee Period of the same length is no longer available, we will select the next shortest available Guarantee Period. If no Guarantee Period is available that meets these criteria, we will allocate your value to the Money Market Sub-Account.

VARIABLE ACCOUNT

The Variable Account is made up of Sub-Accounts. Each Sub-Account invests its assets in a corresponding Fund at the Fund's net asset value. Purchase Payments are allocated to Sub-Accounts in accordance with your instructions or in accordance with the terms of this contract. They may also be allocated to any other Sub-Account that may be established by us under the Variable Account for contracts of this class.

CONTRACT CHARGES

DEFERRED SALES CHARGE

The deferred sales charge may be assessed upon withdrawal or surrender of Purchase Payments. It applies during the four-year period following the receipt of each Purchase Payment. The amount withdrawn plus any deferred sales charge is deducted from the Contract Value. The amount of the deferred sales charge is determined from the percentages shown in the table below. For purposes of determining the amount of deferred sales charge, Purchase Payments will be withdrawn on a first-in, first-out basis.

                                             YEARS SINCE PURCHASE PAYMENT
                                             ----------------------------
Deferred Sales Charge:              0-1     1-2      2-3      3-4      4 AND THEREAFTER
                                    ---     ---      ---      ---      ----------------
                                     8%      7%       6%       6%               0%

The amount of the deferred sales charge is determined by: (a) calculating the number of years each Purchase Payment being withdrawn has been in the contract;
(b) multiplying each Purchase Payment being withdrawn by the appropriate deferred sales charge percentage from the table; and (c) adding the deferred sales charge from all Purchase Payments calculated in (b).

WAIVER OF DEFERRED SALES CHARGE

The deferred sales charge will not apply to:

-    Amounts payable as a death benefit.
- Amounts applied to provide Annuity Payments under an Annuity Payment option.
- A withdrawal or surrender requested after the first Contract Anniversary if you are confined to a hospital or medical care facility as defined in the "Withdrawal and Surrender" section of this contract.
- A withdrawal or surrender requested after the first Contract Anniversary if you are diagnosed with a terminal illness as defined in the "Withdrawal and Surrender" section of this contract.
- A one-time withdrawal or surrender requested after the first Contract Anniversary if you become unemployed as defined in the "Withdrawal and Surrender" section of this contract.

- Amounts withdrawn to pay the annual maintenance fee, transfer charge, or periodic charges for optional benefit riders.
- Amounts withdrawn in any Contract Year that are less than or equal to: 10% of Purchase Payments not previously withdrawn and received by us during the current Contract Year plus the greater of:

     (a) Contract Value less Purchase Payments not previously withdrawn as of the most recent Contract Anniversary; or
     (b) 10% of the sum of Purchase Payments not previously withdrawn and received by us within four years as of the most recent Contract Anniversary.

- Amounts in excess of the free withdrawal described above, withdrawn in any Contract Year to satisfy the IRS required minimum distribution for this contract. Applicable contracts include those issued pursuant to a retirement plan under the provisions of Section 401, 403, 404, 408, or 457 of the Internal Revenue Code.

ANNUAL MAINTENANCE FEE

An annual maintenance fee will apply as shown on page one.

TRANSFER CHARGE

We reserve the right to deduct a transfer charge, not to exceed $10, for each transfer when such transfer requests exceed twelve per Contract Year. If applied, this charge will reduce the amount of your transfer.

MORTALITY AND EXPENSE RISK CHARGE

This charge compensates us for the risks we assume in providing mortality guarantees under this contract and that deductions provided for in this contract will be sufficient to cover our actual expenses. Actual results incurred by us will not adversely affect any payments or values under this contract. The charge is deducted from the Sub-Accounts of the Variable Account at the daily equivalent of the annual rate shown on page one.

ADMINISTRATIVE CHARGE

The administrative charge compensates us for administrative expenses incurred by us. The charge is deducted from the Sub-Accounts of the Variable Account at the daily equivalent of the annual rate shown on page one.

MARKET VALUE ADJUSTMENT

MARKET VALUE ADJUSTMENT (MVA) CALCULATIONS

Amounts withdrawn, surrendered, applied to provide Annuity Payments, or transferred from the Guarantee Periods of the Guaranteed Term Account prior to their Renewal Date may be subject to a Market Value Adjustment. The MVA may increase or decrease the value of the Guaranteed Term Account.

The MVA will be calculated by multiplying the amount withdrawn, surrendered, applied to provide Annuity Payments, or transferred by the MVA factor. Amounts will be withdrawn from each Guarantee Period of the Guaranteed Term Account on a first-in, first-out, basis.

The MVA factor is equal to:

                                      (1+i)
                                 [-----------][TO THE POWER OF (n/12)-1
                                  (1+j+0.0025)

where

     i = Swap Rate for the week prior to the date of allocation into the Guaranteed Term Account for a maturity equal to the Guarantee Period.

     j = Swap Rate for the week prior to the date of withdrawal, surrender, application to provide Annuity Payments or transfer, with a maturity equal to the number of whole months remaining in the Guarantee Period.

     n = the number of whole months remaining in the Guarantee Period.

If a Swap Rate maturity is not available for the necessary period, we will determine the rate by linear interpolation based on the Swap Rates with maturity closest to the period being measured. If Swap Rates are no longer available,

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we will use an appropriate rate approved by the Insurance Department of the state having jurisdiction over this contract.

The amount of the MVA will never exceed, in a positive or negative direction, the excess interest earned on the Guarantee Period from which the withdrawal, surrender, amount applied to provide Annuity Payments, or transfer is to be made. For this purpose, excess interest is defined as the dollar amount of interest earned on each allocation into a Guarantee Period of the Guaranteed Term Account in excess of interest earned based on the minimum guaranteed interest rate shown on page one.

WAIVER OF MARKET VALUE ADJUSTMENT

There will be no Market Value Adjustment in the following situations:

- Withdrawals, surrenders, amounts applied to provide Annuity Payments, or transfers occurring within 30 days immediately following the Renewal Date of each Guarantee Period.
-    Amounts payable as a death benefit.
- Amounts withdrawn to pay the annual maintenance fee or periodic charges for optional benefit riders.

CONTRACT VALUE

DETERMINATION OF CONTRACT VALUE

Your Contract Value is the sum of your values, determined separately for the DCA Fixed Account, Fixed Account, each Guarantee Period of the Guaranteed Term Account, and for each Sub-Account of the Variable Account on any Valuation Date prior to the Annuity Commencement Date.

IN THE DCA FIXED ACCOUNT, your value is the sum of all Purchase Payments allocated to a DCA Fixed Account option plus interest, less any transfers, withdrawals, or amounts applied to provide Annuity Payments from the DCA Fixed Account option, and any previously applied deferred sales charge or fees.

IN THE FIXED ACCOUNT, your value is the sum of all transfers to the Fixed Account plus interest, less any transfers, withdrawals, or amounts applied to provide Annuity Payments from the Fixed Account, and any previously applied deferred sales charge or fees.

IN THE GUARANTEED TERM ACCOUNT, your value is the sum of all Purchase Payments and transfers allocated to each Guarantee Period plus interest, less any transfers, withdrawals, or amounts applied to provide Annuity Payments from that Guarantee Period, and any previously applied deferred sales charge, fees, or MVAs.

We will credit interest on values in the DCA Fixed Account, Fixed Account, and Guaranteed Term Account on a daily basis. Interest will be credited from the Valuation Date on which a Purchase Payment is applied to the DCA Fixed Account or Guaranteed Term Account or values are transferred into the Fixed Account or Guaranteed Term Account until the date of withdrawal, surrender, transfer, or application to provide Annuity Payments.

IN THE VARIABLE ACCOUNT, your value in each Sub-Account is the current number of your Accumulation Units multiplied by the Accumulation Unit value.

ACCUMULATION UNITS

The number of Accumulation Units credited with respect to each Purchase Payment or transfer is determined by dividing the portion of the Purchase Payment or transfer, respectively, allocated to each Sub-Account by the then current Accumulation Unit value for that Sub-Account. Once determined, the number of Accumulation Units will not be affected by changes in the Accumulation Unit value. However, the total number of Accumulation Units for a Sub-Account will be affected by future contract transactions including that Sub-Account. Subsequent Purchase Payments and transfers to each Sub-Account will increase the units of that Sub-Account. Deductions for annual maintenance fees, periodic charges for optional rider benefits, deferred sales charge, and transfers, withdrawals, or amounts applied to provide Annuity Payments, from each Sub-Account will decrease the units of that Sub-Account.

The Accumulation Unit value may increase or decrease on each Valuation Date. The amount of any increase or decrease will depend on the net investment experience of the Sub-Account of the Variable Account during the Valuation Period. The value of an Accumulation Unit for each Sub-Account is set to an initial value (e.g., $1.00) on the first Valuation Date. For any subsequent Valuation Date, its value is equal to its value on the preceding Valuation Date multiplied by the net investment factor for that Sub-Account for the Valuation Period ending on the subsequent Valuation Date.

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NET INVESTMENT FACTOR

The net investment factor for a Valuation Period is the gross investment rate for such Valuation Period, less a deduction for the charges to the Variable Account including any applicable optional benefit riders as shown on page one.

The gross investment rate is equal to:

     (a) the net asset value per share of a Fund share held in the Sub-Account of the Variable Account determined at the end of the current Valuation Period; plus
     (b) the per-share amount of any dividend or capital gain distributions by the Fund if the "ex-dividend" date occurs during the current Valuation Period; divided by
     (c) the net asset value per share of that Fund share held in the Sub-Account determined at the end of the preceding Valuation Period.

TRANSFERS

GENERAL TRANSFER INFORMATION

A transfer is a reallocation of amounts under this contract between a DCA Fixed Account option, Fixed Account, one or more Guarantee Periods of the Guaranteed Term Account, and the Sub-Accounts of the Variable Account subject to the limitations described below. You may make transfers by Written Request or, where permitted, by telephone or other means acceptable to us. Transfers may be subject to a transfer charge as described in the section of this contract titled "Contract Charges".

Transfer privileges may be suspended or modified by us at any time. The right to transfer values among the Sub-Accounts of the Variable Account and the Guarantee Periods of the Guaranteed Term Account is also subject to modification if we determine, at our sole discretion, that the exercise of that right by one or more Owners is, or would be, to the disadvantage of other Owners. Any modification could be applied to transfers to or from some or all of the Sub-Accounts of the Variable Account and the Guarantee Periods of the Guaranteed Term Account. These modifications could include, but not be limited to, the requirements of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Owner, limiting the dollar amount that may be transferred between the Sub-Accounts of the Variable Account and the Guarantee Periods of the Guaranteed Term Account by an Owner at any one time. We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right we consider to be to the disadvantage of other Owners.

TRANSFER PROVISIONS BEFORE ANNUITY COMMENCEMENT

Values in a DCA Fixed Account option will be transferred to the Sub-Accounts of the Variable Account as described in the section of this contract titled "Purchase Payments". These dollar cost averaging transfers will be made on a monthly basis unless otherwise agreed to by us. The transfers will occur on a date we determine. If you terminate the dollar cost averaging transfers for a DCA Fixed Account option prior to the end of the period, all remaining Purchase Payments and interest in the DCA Fixed Account will be transferred to the designated Sub-Accounts as of the Valuation Date coincident with or next following the date of termination. You may transfer additional amounts from the DCA Fixed Account to Sub-Accounts of the Variable Account prior to the end of the period for the DCA Fixed Account option elected. You may not transfer into a DCA Fixed Account option.

If you elect fixed dollar Annuity Payments, your Contract Value will be transferred to the Fixed Account as described in the section of this contract titled "Annuity Payment Benefits." No other transfers may be made to the Fixed Account.

Transfers from the Guarantee Periods of the Guaranteed Term Account may be made to any Guarantee Period of the Guaranteed Term Account then being offered or to any Sub-Account of the Variable Account. Such transfers will be subject to a Market Value Adjustment as described in the section of this contract titled "Market Value Adjustment".

You may make transfers among Sub-Accounts of the Variable Account or from the Variable Account to any Guarantee Periods of the Guaranteed Term Account then being offered. We will make the transfer based on the Accumulation Unit values on the Valuation Date coincident with or next following the day we receive the request at our home office.

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TRANSFER PROVISIONS AFTER ANNUITY COMMENCEMENT

During the Annuity Payment period, amounts held as annuity reserves may be transferred among the variable Sub-Accounts or to the Fixed Account to provide a fixed Annuity Payment. Amounts held as reserves for the payment of fixed Annuity Payments may not be transferred to the variable Sub-Accounts.

Unless otherwise agreed to by us, we must receive a Written Request to transfer amounts held as reserve for Annuity Payments, signed by the Annuitant and Joint Annuitant, if any, at least 3 days in advance of the date of the Annuity Payment subject to the transfer. When you request a transfer, it will be effective for future Annuity Payments. Your transfer will occur as of the Valuation Date applicable to the next Annuity Payment affected by your request. We will use the same valuation procedures that we describe to determine an initial variable Annuity Payment or fixed Annuity Payment. Your Annuity Payment option will remain the same.

Transfers among Sub-Accounts of the Variable Account will be made on the basis of Annuity Unit values. The number of Annuity Units from the Sub-Account being transferred will be converted to a number of Annuity Units in the new Sub-Account. After this conversion, a number of Annuity Units in the new Sub-Account will be payable under the elected option. The first payment after conversion will be of the same dollar amount as it would have been without the transfer. The number of Annuity Units will be set at that number of units which are needed to pay that same amount on the transfer date.

Transfers to the Fixed Account to provide a fixed Annuity Payment will be based upon the adjusted age of the Annuitant and any Joint Annuitant at the time of the transfer.

WITHDRAWAL AND SURRENDER

WITHDRAWAL PROVISIONS

At any time before Annuity Payments begin, you may request a partial withdrawal from the Contract Value. You must make a Written Request for any withdrawals. The amount of any withdrawal must be for at least $250. We may treat any partial withdrawal that leaves a Contract Value of less than $1,000 as a complete surrender of the contract.

In the event of a withdrawal, the Contract Value will be reduced by the amount requested and any applicable deferred sales charge. In addition, withdrawals from any of the Guarantee Periods of the Guaranteed Term Account may be subject to a Market Value Adjustment which may increase or decrease the amount of the withdrawal. The amount withdrawn may also reflect any required or requested federal and/or state income tax withholding.

Unless otherwise instructed by you, withdrawals will be made from your values in a DCA Fixed Account option, Fixed Account, each Guarantee Period of the Guaranteed Term Account, and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value. Amounts withdrawn from the DCA Fixed Account, Fixed Account, and the Guaranteed Term Account will be withdrawn on a first-in, first-out basis. Withdrawal values will be determined as of the Valuation Date coincident with or next following the date your Written Request is received at our home office.

CONTRACT SURRENDER

At any time before Annuity Payments begin, you may surrender this contract for its Surrender Value. The Surrender Value will be determined as of the Valuation Date coincident with or next following the date your Written Request is received at our home office.

The Surrender Value will be paid in a single sum if the contract is surrendered for its full Surrender Value.

After making written request and receiving written approval from the Insurance Commissioner, where required, we reserve the right to delay payments or transfers from the DCA Fixed Account, Fixed Account, or Guaranteed Term Account for up to six months after we receive your Written Request.

UNEMPLOYMENT WAIVER

At any time after the first Contract Anniversary the deferred sales charge will be waived for a single withdrawal or surrender of your contract if you become unemployed. To exercise this benefit, you must apply within 180 days of receipt of your first unemployment compensation payment. You must provide us with proof, satisfactory to us, that you have been receiving unemployment benefits for at least 60 consecutive days. You may also be required to provide proof of your full-time employment (at least 30 hours per week) as of your Contract Date.

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If the Owner, or Annuitant in the case of a contract owned by a non-natural person, is changed in accordance with the provisions of this contract, a one-year waiting period will apply before the new Owner or Annuitant is eligible for this benefit.

HOSPITAL, MEDICAL CARE AND TERMINAL ILLNESS WAIVERS

Deferred sales charge will not apply when:

- A withdrawal or surrender is requested any time after the first Contract Anniversary if you are confined to a hospital or medical care facility for at least 90 consecutive days. The request must be made while you are still confined or within 60 days after the discharge from a hospital or medical care facility after a confinement of at least 90 consecutive days. Medical care facility means a facility operated pursuant to law or any state licensed facility providing medically necessary inpatient care which is:
     (a) prescribed by a licensed Physician in writing; and (b) based on physical limitations which prohibit daily living in a non-institutional setting.
- A withdrawal or surrender is requested any time after the first Contract Anniversary if you are diagnosed with a terminal illness. Terminal illness is a condition: (a) diagnosed by a licensed Physician; and (b) expected to result in death within 12 months.

For purposes of these provisions, we must receive due proof, satisfactory to us, of your confinement or terminal illness in writing. These provisions will not apply to any withdrawal taken prior to the date we receive satisfactory proof. Physician means: (a) a licensed medical doctor (MD) or a licensed doctor of osteopathy (DO) practicing within the scope of his or her license; and (b) not you, the Annuitant or a member of either the Annuitant's or your immediate family. If the Owner, or Annuitant in the case of a contract owned by a non-natural person, is changed subject to the provisions of this contract, a one-year waiting period will apply before the new Owner or Annuitant is eligible for this benefit.

ANNUITY PAYMENT BENEFITS

ANNUITY COMMENCEMENT DATE

Annuity Payments begin on the Maturity Date shown on page one of this contract, or on the Annuity Commencement Date, if earlier. If you wish to change the Annuity Commencement Date, you must notify us in writing at least 30 days before Annuity Payments are to begin.

ELECTION OF ANNUITY PAYMENT OPTION

You may elect, by Written Request, any one of the Annuity Payment options described below or any Annuity Payment option offered by us at the time of your election. Annuity Payments will be payable on a monthly basis unless otherwise agreed to by us. The Annuity Payment option may not be changed on or after the Annuity Commencement Date. If no election is provided, Annuity Payments will be made on the basis of option 2A, a life annuity with a period certain of 120 months.

The following Annuity Payment options are available:

Option 1 - Life Annuity - Annuity Payments payable for the lifetime of the Annuitant, ending with the last payment due prior to the Annuitant's death.

Option 2 - Life Annuity with a Period Certain - Annuity Payments payable for the lifetime of the Annuitant; provided, if the Annuitant dies before payments have been made for the entire period certain, those remaining certain payments will be made to the Beneficiary. The period certain may be for 120 months (Option
2A); for 180 months (Option 2B); or for 240 months (Option 2C).

Option 3 - Joint and Last Survivor - Annuity Payments payable for the joint lifetimes of the Annuitant and designated Joint Annuitant. The payments end with the last payment due before the survivor's death.

Option 4 - Fixed Period - Annuity Payments payable for a fixed period of ten to twenty years. If the Annuitant dies before all payments for the fixed period are received, payments will continue for the remainder of the fixed period to the Beneficiary.

ANNUITY CALCULATION AND PAYMENT DATES

You may elect variable Annuity Payments, fixed dollar Annuity Payments, or a combination of fixed and variable Annuity Payments. If you elect variable Annuity Payments, your Contract Value will be transferred to your selected Sub-Accounts as of the date we receive your Written Request electing Annuity Payments. If you elect fixed dollar

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Annuity Payments, your Contract Value will be transferred to the Fixed Account as of the date we receive your Written Request electing Annuity Payments.

The calculation date of the initial Annuity Payment will be no more than five valuation days prior to the Annuity Commencement Date. The amount available for Annuity Payments is the Contract Value adjusted for any applicable Market Value Adjustment in the Guaranteed Term Account and any applicable premium tax not previously deducted from Purchase Payments. As of the calculation date, the amount available for Annuity Payments will be applied to your selected Sub-Accounts for variable Annuity Payments and to the Fixed Account for fixed dollar Annuity Payments. Without our prior consent, the maximum amount that may be applied under this contract for a fixed dollar Annuity Payment is $2,000,000.

If, when Annuity Payments are elected, we are using tables of annuity purchase rates for this class of contracts that would result in a larger Annuity Payment than those shown in this contract, we will base the payments on those tables instead.

FIXED ANNUITY PAYMENTS

The tables in Appendix A show the amount of guaranteed monthly fixed Annuity Payment that can be provided with each $1,000 of available value. The dollar amount of each payment depends upon the Annuity Payment option selected, the adjusted age of any Annuitant and Joint Annuitant, and the amount applied.

VARIABLE ANNUITY PAYMENTS

The tables in Appendix B show the amount of the first monthly variable Annuity Payment that can be provided with each $1,000 of available value. The dollar amount of the first payment depends upon the Annuity Payment option selected, the adjusted age of any Annuitant and Joint Annuitant, the amount applied, and the Assumed Investment Return.

A number of Annuity Units are determined by dividing this dollar amount by the then current Annuity Unit value. This determination is made separately for each Sub-Account of the Variable Account. The number of Annuity Units remains unchanged during the period of Annuity Payments, except for transfers and in the case of certain joint Annuity Payment options that provide for a reduction in payment after the death of an Annuitant.

The dollar amount of the second and later variable Annuity Payments is equal to the number of Annuity Units determined for each Sub-Account multiplied by the annuity unit value for that Sub-Account. The payment amount may increase or decrease. The dollar amount determined for each Sub-Account will be aggregated for purposes of making payment.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each Sub-Account of the Variable Account will vary to reflect the investment experience of the applicable Funds. It will be determined by multiplying:

(a) the value of the Annuity Unit for that Sub-Account as of the preceding Valuation Date by
(b) the net investment factor for that Sub-Account for the Valuation Date for which the Annuity Unit value is being calculated; and by
(c)  a factor that neutralizes the Assumed Investment Return

MINIMUM PAYMENT

The first payment must be at least equal to the minimum payment amount according to our rules then in effect. If at any time, payments become less than the minimum payment amount, we have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, we may make an alternative arrangement with you.

DEATH BENEFITS

AMOUNT PAYABLE AT DEATH PRIOR TO THE ANNUITY COMMENCEMENT DATE

If any Owner dies before Annuity Payments begin, we will pay the death benefit of this contract to the Beneficiary. If the Owner of this contract is other than a natural person, such as a trust or other similar entity, we will pay the death benefit to the Beneficiary on the death of the Annuitant. The entire value of the contract must be distributed within five years from the date of death except as otherwise provided for below.

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If there are Purchase Payments or interest remaining in a DCA Fixed Account option as of the date we are notified of a death, all remaining amounts in the DCA Fixed Account on the date we are notified will be transferred in a lump sum to the Money Market Sub-Account.

The Guaranteed Minimum Death Benefit will be the greater of:

(a)  the Contract Value; or
(b) the sum of Purchase Payments adjusted pro-rata for any amounts previously withdrawn.

The value of the Guaranteed Minimum Death Benefit will be determined as of the Valuation Date coincident with or next following the day we receive due proof of death at our home office. Any amounts due in excess of the Contract Value will be paid as a death benefit adjustment and directed into the Guarantee Periods of Guaranteed Term Account and the Sub-Accounts of the Variable Account based on the same proportion that each bears to the Contract Value on the date the benefit is calculated in fulfillment of the death benefit provisions of the contract.

We will pay the death benefit in a single sum unless another form of settlement has been requested and agreed to by us as of the date we receive all information necessary to make payment.

If any portion of the death benefit is payable to your designated Beneficiary who is NOT your surviving spouse, that Beneficiary may elect an Annuity Payment option measured by a period not longer than that Beneficiary's life expectancy. Annuity Payments must begin no later than one year after your death.

If any portion of the contract interest is payable to your designated Beneficiary who IS your surviving spouse, the surviving spouse shall be treated as the contract Owner for purposes of: (a) when payments must begin; and (b) the time of distribution in the event of death. If a surviving spouse elects to assume his or her deceased spouse's contract, there may be a death benefit adjustment to the Contract Value for the death of the original Owner. The death benefit adjustment may only be exercised at the death of the original Owner and at the death of the first surviving spouse.

AMOUNT PAYABLE AT DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

If the Annuitant dies after Annuity Payments begin, payments will be made according to the terms of the Annuity Payment option selected. Under Option 2 and 4, the Beneficiary may elect to have the present value of the remaining period certain payments (commuted value) paid in a lump sum. The commuted value will be based on the then current dollar amount of one payment and the same interest rate that served as a basis for the annuity. The remaining value in the contract must be distributed at least as rapidly as under the Annuity Payment option in effect as of the Annuitant's death.

PROOF OF DEATH

Proof of any claim under this contract, satisfactory to us, must be submitted in writing to us at our home office. Generally, we require a certified death certificate as proof of death. However, in the event that a certified death certificate is unavailable, we may accept one of the following:

(a)  A copy of a certified death certificate.
(b) A copy of a certified decree of a court of competent jurisdiction as to the finding of death.
(c) A written statement signed by a medical doctor who attended the deceased at the time of death.
(d)  Any other written proof satisfactory to us.

BENEFICIARIES

The death benefit will be payable to the Beneficiary or Beneficiaries as named in the application for this contract unless subsequently changed by you. To change the Beneficiary, you must submit a Written Request to us. Such a request will not be effective until it is recorded in our home office records. After it has been recorded, it will take effect as of the date you signed the request. However, it will not apply to any death benefits paid prior to the request being recorded in our home office records.

Unless you designate otherwise, if a Beneficiary dies, his/her interest in this contract ends with their death. Only those Beneficiaries who survive will be eligible to share in a death benefit. If no Beneficiary survives you, we will pay the death benefit of this contract to the executors or administrators of your estate.

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Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota
Mutual Companies, Inc., a mutual insurance holding company. You are a member of Minnesota Mutual Companies, Inc. which holds its annual meetings on the first Tuesday in March of each year at 3:00 p.m. local time. The meetings are held at 400 Robert Street North, St. Paul, Minnesota 55101-2098.


-    FLEXIBLE PAYMENT DEFERRED VARIABLE ANNUITY CONTRACT

-    FIXED OR VARIABLE ANNUITY PAYMENT BENEFITS

-    A NONPARTICIPATING CONTRACT

[MINNESOTA LIFE LOGO]

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN  55101-2098